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                                                                 EXHIBIT 10.18
                              CONSULTING AGREEMENT

         This Agreement made and entered into this first day of April 1999 by and between ASHA Corporation, a corporation duly organized and existing under and pursuant to the laws of the State of Delaware (hereinafter referred to as "ASHA/McLaren or the "Company") and John C. McCormack, an individual residing in the city of Santa Ynez, State of California (hereinafter referred to as "McCormack").

         WHEREAS, ASHA/McLaren is engaged in the development, marketing and sale of Intellectual Properties as well as in Contractual Engineering and Engine Development via its subsidiary McLaren Engines, Inc., and is desirous of entering the automotive after market, and has employed McCormack since February 1, 1995 first as President and Chief Operating Officer and since January, 1998 as Chairman, President and Chief Executive Officer;

         WHEREAS, both ASHA/McLaren and McCormack have agreed that McCormack shall resign from his position and employment with ASHA/McLaren and in so doing vacate the offices of Chairman, President and Chief Executive Officer of ASHA/McLaren;

         WHEREAS, McCormack, in order to facilitate a smooth and orderly transition of ASHA/McLaren's senior management agrees to retention by ASHA/McLaren as a consultant to the new Chairman and the new President and Chief Operating Officer of ASHA/McLaren; and

         WHEREAS, both ASHA/McLaren and McCormack wish to formalize this relationship, in contractual form, it is hereby agreed that ASHA/McLaren will retain McCormack and McCormack will accept retention by ASHA/McLaren as a consultant pursuant to the terms hereof,

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Resignation. McCormack hereby acknowledges and agrees that he voluntarily and irrevocably resigns from his positions and employment with ASHA/McLaren effective April 21, 1999. Provided however; McCormack shall remain a member of ASHA/McLaren's Board of Directors through September 30, 1999.

2.       Consulting.

         (a) At the reasonable request of the Chief Executive Officer, Chief Operating Officer or Board of Directors of ASHA/McLaren; McCormack agrees to provide consulting services to ASHA/McLaren during the period commencing on April 21, 1999 and ending on April 20, 2000 ("Consulting Term"). Such consulting services shall include advice on transitional issues, financial matters, customer and public relations, and other mutually agreeable projects. After April 21, 1999, McCormack shall no longer be an employee of ASHA/McLaren and the consulting services shall be rendered as an independent contractor. McCormack shall endeavor to render his

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              services to ASHA/McLaren at a time and in a manner reasonably convenient to ASHA/McLaren and McCormack. McCormack shall be entitled to reasonable vacation and leisure time during which he shall have no obligation to provide any consulting services. McCormack shall have no liability or obligation for any consulting services he performs or any action or omission on the part of ASHA/McLaren or any of its subsidiaries based thereon.

              Within ten (10) days after the conclusion of each month during the Consulting Term, McCormack agrees to submit a report to the Chief Executive Officer and Chief Operating Officer detailing the consulting services provided for the previous month. This report shall include an outline of specific actions recommended and planned during the next ninety (90) days.

3. Compensation. The compensation for consulting services rendered pursuant to this Agreement and the consideration for the releases and non-competition covenants contained in this Agreement shall consist of the following:

         (a) ASHA/McLaren shall pay to McCormack the annual amount of $147,000 payable in twenty-six (26) equal and consecutive installments of $5,653.85 each on the Friday of every second week of the month during the term of this Agreement beginning April 30, 1999 and ending April 14, 2000.

         (b) Upon the effective date of this Agreement, McCormack shall be granted an option to purchase 50,000 shares of ASHA/McLaren common stock at a price equal to the closing price of ASHA common stock on the date of grant. 25,000 of such shares of ASHA common stock will vest upon the effective date of this Agreement. The remaining 25, 000 shares will vest upon a motion made and approved by the Board of Directors of ASHA/McLaren at the conclusion of the Consulting Term that McCormack has fulfilled all of his obligations pursuant to this Agreement. The expiration date of such options shall be in accordance with the terms of the Notice of Grant for such options.

         (c) McCormack SHALL be compensated for his reasonable expenses incurred in connection with consulting activities under this Agreement.

         (d) All options currently held by McCormack shall remain valid until the stated expiration date of the options.

         (e) the full or complete payment of compensation described in this Agreement shall be considered as fulfilling all of the Company's compensation obligations to McCormack, including salary, bonuses, unpaid vacation and stock options.

4. Other Compensation and Benefits. During the Consulting Term, McCormack shall be entitled to participate in and receive the same benefits under ASHA/McLaren's group life, health, dental and medical/hospital in effect from time to time.

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         McCormack shall be supplied with a 1999 Jeep Grand Cherokee presently in use as a test vehicle for his own personal use during the Consulting Term. At the termination of the Consulting Term, he may purchase the vehicle at this option for a price equal to 50% of the then wholesale Blue Book value of the vehicle. McCormack shall also have available for his personal use the Apple computer that he currently uses and shall be allowed to purchase this computer at its fair market value at the termination of the Consulting Term.

5. Non-Competition. McCormack agrees that during and for a period of one year after the expiration of the Consulting Term (the "Non-Compete Period"), McCormack shall not, directly or indirectly, without the prior written consent of ASHA/McLaren:

         (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of ASHA/McLaren or of any of its subsidiaries or affiliates to terminate his or her employment with ASHA/McLaren or such subsidiary or affiliate, to become employed by any person, firm or corporation other than ASHA/McLaren or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 5(a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or

         (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with ASHA/McLaren's business or the businesses of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Consulting Term; provided, however, that nothing in this Section 5(b) shall be construed to preclude McCormack from making any investments in the securities of any business enterprise.

6. Termination of Employment Agreement. McCormack and ASHA/McLaren hereby agree that the Employment Agreement between McCormack and the Company dated February 1, 1997 has terminated and is rendered null and void and that ASHA/McLaren shall not have any obligation or liability thereunder.

7.       General Release.

         (a) In exchange for the full and complete execution of payments described herein, McCormack and his heirs, executors, administrators and assigns hereby forever release and discharge ASHA/McLaren and its shareholders, subsidiaries, related entities and affiliates, their respective predecessors, successors, assigns, and past, present or future officers, partners, directors, shareholders, employees, agents,

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              trustees, from any and all claims, demands, liens, agreements, covenants, actions, suits, causes of action, obligations, controversies, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, which exist or have existed prior to the date of this General Release ("Claims").

         (b) Without limiting the generality of the foregoing, Claims with respect to McCormack shall include any claims and liabilities relating to or arising out of McCormack's employment or termination of employment by ASHA/McLaren and any and all claims of employment under the United States Constitution, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and any other local, state or federal law, order, regulation, or ordinance relating to employment or otherwise.

         (c) The parties acknowledge that this Agreement, when duly and completely executed, is intended to constitute a full and final settlement, mutual release and bar to all employment related claims of any kind, known or unknown which the parties may have against each other. The Parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

              The parties expressly waive and relinquish any and all rights and benefits which they may have under Civil Code section 1542 to the fullest extent permissible under the law. The Parties acknowledge that they are aware that they, or their attorneys, may hereafter discover claims or facts in addition to or different from those which are known or believed to exist with respect to the subject matter of this Agreement, but that it is the Parties' intention to fully, finally and forever settle and release all claims known or unknown, suspected or unsuspected which the Parties may have against each other with respect to the subject matter of this Agreement.

8. Cooperation Regarding Litigation. McCormack agrees to continue to cooperate with ASHA/MCLaren and its counsel with respect to pending or future litigation involving ASHA/McLaren. Such cooperation includes meeting with counsel for purposes of preparation for deposition and testimony at trial, if necessary in the opinion of ASHA/McLaren counsel. McCormack agrees he will not meet or have discussions with counsel for adverse parties without providing ASHA/McLaren's counsel an opportunity to be present during such meeting or discussion. ASHA/McLaren agrees to reimburse McCormack at a reasonable rate for the time spent by McCormack in litigation matters at the request of ASHA/McLaren after the expiration of the Consulting Term.

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9.       No Admission of Liability. ASHA/McLaren and McCormack understand and agree that this General Release is not intended to be and shall not be deemed, construed, or treated in any respect as an admission of liability by any person or entity for any purpose.

10. Confidentiality. Neither party will divulge or discuss any aspects of this Agreement with third parties, except as may be required by law or by such party's legal or financial advisors. All hard copy and computer stored proprietary information owned by ASHA/McLaren will be documented and returned and recorded with the Chief Financial Officer of ASHA/McLaren. Any action by McCormack, intentional or unintentional, that breaches the confidentiality of ASHA/McLaren's strategy, plans, intellectual assets or any other confidential information or trade secrets of ASHA/McLaren shall constitute a material breach of this Agreement and the Company's obligation to pay any remaining consideration under this Agreement shall cease, and the Company shall be entitled to pursue additional remedies.

11. McCormack and ASHA/McLaren acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained in
         Section 7 above fully comply with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires and McCormack acknowledges and agrees that:

         (a) he has carefully read this General Release in its entirety and has had an opportunity to consider fully the terms of this General Release for at least twenty-one (21) days;

         (b) that he has been advised and encouraged to consult with counsel of his choice regarding the terms and conditions of this General Release;

         (c) that he has had answered to his satisfaction any questions he had asked with regard to the meaning and significance of any of the terms and conditions of this General Release;

         (d) that he fully understands the significance of all the terms and conditions of the General Release;

         (e) that after executing this General Release, he has a period of seven (7) days during which he may revoke this General Release by delivering a written revocation to ASHA/McLaren; and

         (f) that he is signing this General Release voluntarily and of his own free will and assents to all the terms and conditions therein.

12. Arbitration. Any controversy or claim arising out of or relating to this agreement, or a breach thereof, shall be settled by arbitration in Santa Barbara, California before a panel of Arbitrators selected as follows: Within ten (10) days of demand by either party for arbitration, each party will select one arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrator's decision will be by a majority vote. The arbitration shall not be appealable de novo by either party.

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13.      Entire Agreement. The foregoing constitutes the entire agreement between the parties and no modification of any of the provisions hereof shall be binding upon either McCormack or ASHA unless in writing and signed by the party against whom such modification is sought to be enforced.

14. Interpretation. This agreement has been submitted to the scrutiny of all parties hereto and of counsel. This Agreement shall be controlled by the laws of the State of California.

15. Severability. If any provision of this Agreement is declared void or unenforceable by any competent judicial or administrative authority, then any such provision shall be severed and all remaining provisions of this Agreement shall remain in full force and effect.

16. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors, but will not be otherwise assignable without the written consent of the other party, which consent will not be unreasonably withheld.

JOHN C.MCCORMACK                              ASHA CORPORATION

/s/ John C. McCormack                         By: /s/ Robert J. Sinclair
---------------------------                      -------------------------

                                              Name:  Robert J. Sinclair
                                                   -----------------------

                                              Title:  Director
                                                    ----------------------

WITNESS

Print Name:  Nicholas P. Bartolini
             -----------------------------

Signature:   /s/  Nicholas P. Bartolini
             ------------------------------

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